AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated March 15, 2022, and is by and between GATC Health Corp, a Wyoming corporation (the “Company”) and DB Care Corp, a Wyoming corporation (“DB Care”).

R E C I T A L S

WHEREAS, the shareholders of DB Care ("Shareholders") own the shares of capital stock of DB Care as set forth in Schedule I attached hereto, constituting all of the issued and outstanding stock of DB Care (the “DB Care Shares”); and

WHEREAS, DB Care has the assets described on Schedule II attached hereto (the “Assets”); and

WHEREAS, the Board of Directors of the Company and DB Care deem it advisable that the acquisition by the Company of all of the assets of DB Care be effected through the issuance of Company Common Stock pursuant to this Agreement;

WHEREAS, the Company desires to acquire all of the assets of DB Care Shares for shares of Common Stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  ACQUISITION

1.01  Acquisition.  The Company shall acquire the Assets, effective March 31, 2022, in exchange for the issuance of 3,681,253 newly issued shares of Company Common Stock, par value $.0001 (the "Common Stock").

1.02.

Bill of Sale.  The Acquisition shall be effected by means of a Bill of Sale and Cancellation of License Agreement, in the form attached hereto as Schedule III.

1.03.

Deliveries.  Upon Closing, the parties are delivering the following documents:

1.03(a).  The items and documents set forth in Sections 1.01 and 1.02.

1.03(b).  The Common Stock described in Section 1.02.

1.03(c)

  A check for $29,706.18, representing all of the cash of DB Care, net of reserve for California franchise taxes, payable to the Company.

1.04.

Filings.  Immediately following the Closing, DB Care shall file articles of dissolution with the Wyoming Secretary of State:

II.

REPRESENTATIONS AND WARRANTIES OF DB CARE

DB Care represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  DB Care is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming; DB Care has the corporate power and authority to carry on its business as presently conducted; and DB Care is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  The authorized capital stock and the issued and outstanding shares of DB Care is as set forth on Exhibit 2.02(a).  All of the issued and outstanding shares of DB Care are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of DB Care.

2.03.

Subsidiaries and Investments.  DB Care does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

2.04.

Financial Statements.  The unaudited financial statements of DB Care as of and for the year ended December 31, 2021, including the balance sheet as of December 31, 2021 and the related audited statement of operations for the year then ended, and its general ledger for the period January 1, 2022 to the date of this Agreement (the “Financial Statements”) present fairly the financial position and results of operations of DB Care, on a consistent basis. The financial records of DB Care are of such a character and quality that an unqualified (except as to going concern) audit of fiscal 2021 may be performed.

2.05.

No Undisclosed Liabilities.  To the best knowledge of DB Care, other than as described in Exhibit 2.05 attached hereto, DB Care is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to  become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.06.

Absence of Material Changes.  Since December 31, 2021, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

2.06(a).  any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of DB Care, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

2.06(b).  any redemption, purchase or other acquisition of any shares of the capital stock of DB Care, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by DB Care relating to their authorized or issued capital stock; or

2.06(c).  any change or amendment to the Articles of Incorporation of DB Care.

2.07.

Litigation.   Except as set forth in Exhibit 2.07 attached hereto, to the best knowledge of DB Care there is no litigation, proceeding or investigation pending or threatened against DB Care affecting any of its properties or assets against any officer, director, or stockholder of DB Care that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of DB Care or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.

Title To Assets.  DB Care has good and marketable title to all of the Assets, including those reflected in the balance sheets contained in the  Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit. The License Agreement between the Company and DB Care dated April 7, 2021 is in full force and effect, enforceable in accordance with its terms, and DB has no knowledge of any fact which would render such License Agreement unenforceable. DB Care has not entered into any sublicense or assignment of the License Agreement, has not waived or surrendered any of its rights thereunder, nor employed or engaged any person or entity under circumstances which would give such person or entity any proprietary rights in the intellectual property referenced therein.

2.09.

Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between DB Care, and any officer, director, or stockholder of DB Care, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

2.10.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of DB Care, or any agreement, contract or instrument to which DB Care is a party or by which it or any of its assets are bound.

2.11.

Disclosure.  To the actual knowledge of DB Care, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of DB Care in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.12.

Authority.  DB Care has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of DB Care and, other than the approval by the Shareholders of DB Care described in Section 6.04, no other corporate proceedings on the part of DB Care are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to DB Care as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The copies of the Articles of Incorporation, of the Company, as certified by the Secretary of State of Wyoming, and the Bylaws of the Company are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to DB Care that have not also been delivered to DB Care.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.0001 per share, of which 22,416,084 shares are outstanding, and 10,000,000 shares of preferred stock, including 1,500,000 shares of Series A Convertible Preferred Stock, of which 727,382.2 shares are outstanding. There are currently 14,084,133 shares issuable upon exercise of options and warrants, at a weighted average exercise price of $3.55 per share.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities.  Other than as described in Exhibit 3.05 or the Company Financial Statements attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

3.06.

Litigation.   There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.07.

Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company Financial Statements or on any Exhibits attached hereto.

3.08.

Contracts and Undertakings.  Exhibit 3.08 attached hereto contains a list of all material contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect.  The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

3.09.

Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to DB Care and are complete and correct and include all amendments, supplements or modifications thereto.

3.10.

Transactions with Affiliates,  Directors and Shareholders.  Except as set forth in Exhibit 3.10 hereto, there are and have been no material contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

3.11.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.12.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to DB Care and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.13.

Financial Statements.  The financial statements of the Company as of December 31, 2021 delivered to DB Care (the “Company Financial Statements”) present fairly the financial position and results of operations of the Company, on a consistent basis.

3.14.

Absence of Material Changes.  Since December 31, 2021, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

3.14(a).  any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of the Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

3.14(b).  any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock, other than any rights, warrants or options already disclosed.

3.14(c).  any amendment to the Articles of Incorporation of the Company.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and DB Care contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect for a period of one year.

V.  CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of DB Care.  The obligations of DB Care under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01 (b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 6.02.

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of DB Care herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; DB Care shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by DB Care of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by DB Care of the transactions contemplated by this Agreement shall have been obtained.

5.02(d).  No holders of any outstanding shares of DB Care Common Stock shall notify DB Care that it is claiming any appraisal rights with respect to the Acquisition.

VI.

MISCELLANEOUS

6.01.

Finder's Fees, Investment Banking Fees.  Neither DB Care nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

6.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called “tax-free” reorganization under the provisions of Section 368 of the Code.  The Company and DB Care acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

6.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

6.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

6.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

6.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

6.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Wyoming (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Wyoming.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

GATC HEALTH CORP

GATC DB CARE CORP

By:

/s/ Jeff Moses

By:

/s/ Dennis Locke

Name:

Jeff Moses, President

Name:

Dennis Locke, VP Operations and Interim                                                                                Chief Financial Officer